Exhibit 4.1

FIRST AMENDMENT TO AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT

This First Amendment to Amended and Restated Section 382 Rights Agreement (this “First Amendment”) is made as of May 2, 2024, by and between LSB INDUSTRIES, INC. (the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent (the “Rights Agent”), amending that certain Amended and Restated Section 382 Rights Agreement, by and between the Company and the Rights Agent, dated August 22, 2023 (the “Rights Agreement”). Except as set forth herein, any defined terms contained herein have the respective meaning(s) set forth in the Rights Agreement.

WHEREAS, the Company and certain of its Subsidiaries have generated certain Tax Attributes for United States federal income tax purposes and the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Code, including for purposes of Section 383 of the Code, and to preserve the Company’s ability to utilize such Tax Attributes; and

WHEREAS, the Company and the Rights Agent desire, pursuant to and in accordance with Section 27 of the Rights Agreement, to amend the Rights Agreement to make certain technical amendments to the definition of “Beneficial Ownership” under the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

1. Section 1.3 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“1.3. A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own,” or have “Beneficial Ownership” of, any securities:

1.3.1.

which such Person actually owns (directly or indirectly) or would be deemed to actually or constructively own pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder (including any coordinated acquisition of securities by any Persons who have a formal or informal understanding with respect to such acquisition (to the extent that ownership of such securities would be attributed to such Persons under Section 382 of the Code and the Treasury Regulations promulgated thereunder));

1.3.2.

which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rules 13d-3 or 13d-5 promulgated under the Exchange Act, as in effect on the date of this Agreement, but only to the extent that ownership of such securities would be attributed to such Persons (or to any “entity” that is a group of one or more such Persons) under Section 382 of the Code and the Treasury Regulations promulgated thereunder, including by application of Section 1.382-2T(k)(1)(i) of the Treasury Regulations or similar presumption;

1.3.3.

which such Person or any of such Person’s Affiliates or Associates has (i) the right or ability to vote, cause to be voted or control or direct the voting of pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (B) is not also then reportable on a statement on Schedule 13D under the Exchange Act (or any comparable or successor report) or (ii) the right or the obligation to become the Beneficial Owner (whether such right is exercisable or such obligation is required to be performed immediately or only after the passage of time, the occurrence of conditions, the satisfaction of regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise, through conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to the power to terminate a repurchase or similar so-called “stock-borrowing” agreement or arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, in each case under clauses (i) and (ii) above only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, that a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, (x) securities tendered pursuant to a tender or exchange offer made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act until such tendered securities are accepted for purchase or exchange or (y) any shares of the Company’s Preferred Stock or Class C Preferred Stock (other than the Preferred Shares);

1.3.4.

which are Beneficially Owned (within the meaning of the preceding subsections of this Section 1.3), directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting (except for voting pursuant to a revocable proxy or consent as described in Section 1.3.3) or disposing of any securities of the Company or cooperating in obtaining, changing, or influencing control of the Company, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; or

1.3.5.

which are the subject of, or the reference securities for, or that underlie, any Derivative Position of such Person or any of such Person’s Affiliates or Associates, in each case only to the extent that ownership of such securities would be attributable to such Persons (or to any “entity” that is a group of one or more such Persons) under Section 382 of the Code and the Treasury Regulations promulgated thereunder, with the number of Common Shares deemed Beneficially Owned in respect of a Derivative Position being the notional or other number of Common Shares in respect of such Derivative Position (without regard to any short or similar position) that is specified in (i) one or more filings with the Securities and Exchange Commission by such Person or any of such Person’s Affiliates or Associates or (ii) the documentation evidencing such Derivative Position as the basis upon which the value or settlement amount of such Derivative Position, or the opportunity of the holder of such Derivative Position to profit or share in any profit, is to be calculated in whole or in part (whichever of (i) or (ii) is greater), or if no such number of Common Shares is specified in such filings or documentation (or such documentation is not available to the Board of Directors), as determined by the Board of Directors in its reasonable discretion.

Notwithstanding anything in this definition of Beneficial Owner to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, means the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.”

2.	Except as modified herein, all other terms and conditions set forth in the Rights Agreement are hereby ratified and confirmed and remain in full force and effect in all respects.

3.

This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware; provided, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

4.

This First Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this First Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have entered into this First Amendment as of the date first written above.

COMPUTERSHARE TRUST COMPANY, N.A.	LSB INDUSTRIES, INC.

/s/ Kathy Heagerty	/s/ Cheryl A. Maguire
Name: Kathy Heagerty	Name: Cheryl A. Maguire
Title: Manager, Client Management	Title: EVP & Chief Financial Officer

[Signature Page to First Amendment to Amended and Restated Section 382 Rights Agreement]